Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
PepsiCo, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 (the “Registration Statement”) of PepsiCo, Inc. and Subsidiaries (“PepsiCo, Inc.”) of our audit report dated February 15, 2017, with respect to the Consolidated Balance Sheets of PepsiCo, Inc. as of December 31, 2016 and December 26, 2015, and the related Consolidated Statements of Income, Comprehensive Income, Cash Flows and Equity for each of the fiscal years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of PepsiCo, Inc. and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

New York, New York
February 15, 2017